Exhibit 4.1

[FORM OF WARRANT AGREEMENT]

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.   THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

Warrant No. _______	Void After _________

NEXTDECADE CORPORATION

WARRANT TO PURCHASE SHARES

This Warrant is issued to [Investor] (“Investor”) by NextDecade Corporation, a Delaware corporation (the “Company”), in connection with a private offering of Series A Preferred Stock pursuant to which certain institutional investors are purchasing shares of the Company’s Series A Convertible Preferred Stock, which include this Warrant.

1. Purchase of Shares.  Subject to the terms and conditions hereinafter set forth, the Investor or other holder of this Warrant pursuant to a valid transfer made in accordance with the terms hereof (“Holder”) is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder in writing), to purchase from the Company up to an aggregate number of fully paid and nonassessable shares (each a “Share” and collectively the “Shares”) of Company common stock, par value $0.0001 per share (the “Common Stock”), equal to [●]% of the Common Stock on a Fully Diluted Basis (defined below) on the Exercise Date (defined below) at an exercise price of $0.01 per Share (such price, as adjusted from time to time, is herein referred to as the “Exercise Price”).

For purposes of this Warrant, “Fully Diluted Basis” shall mean, at any time, without duplication, the number of outstanding shares of Common Stock, after giving effect to (i) all shares of Common Stock actually outstanding at the time of determination, (ii) all shares of Common Stock issuable upon the exercise of any option, warrant (other than this Warrant) or similar right outstanding at the time of determination, and (iii) all shares of Common Stock issuable upon the exercise of any conversion or exchange right contained in any security outstanding at the time of determination and convertible into or exchangeable for shares of Common Stock; provided,  however, (i) Fully Diluted Basis shall not include any Common Stock issued pursuant to, but not yet vested pursuant to, any Company equity incentive plan and (ii) any warrants issued by Harmony Merger Corporation (12,081,895 as of the date hereof) shall be reduced by dividing the outstanding number by 2.9167, which shall be proportionately adjusted pursuant to any appropriate adjustments contained in Section 6 of this Warrant.

2. Exercise Date.  This Warrant may be exercisable by Holder before 5 p.m. Central Standard Time on the third anniversary date of the issuance date of this Warrant, or 5 p.m. Central Standard Time on [●] (the “Exercise Date”); provided, the Company can force a mandatory exercise of the Warrants prior to the Exercise Date if the volume weighted average trading price of shares of Common Stock for each trading day during any sixty (60) of the prior ninety (90) trading days is equal to or greater than 175% of $7.50 per share of Common Stock of the Company; provided,  further, that such trigger price shall be appropriately adjusted consistent with Section 6 of this Warrant for any of the events described therein.  All rights of Holder under this Warrant shall cease after 5:00 p.m. Central time on the Expiration Date.

3. Method of Exercise.  While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise from time to time, in whole or in part, the purchase rights evidenced hereby.  Such exercise shall be effected by:

(i) the surrender of the Warrant, together with a notice of exercise to the Secretary of the Company at its principal offices; and
(ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

4. Certificates for Shares.  Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter, and in any event, within thirty (30) days of the delivery of the subscription notice.

5. Issuance of Shares.  The Company covenants that (i) the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof, (ii) the Company will reserve from its authorized and unissued Common Stock sufficient Shares in order to perform its obligations under this Warrant, and (iii) such Shares will be eligible to be registered under the Securities Act in accordance with the terms of the Registration Rights Agreement, dated as of the date hereof, by and between the Company and the Investor.

6. Adjustment of Exercise Price and Number of Shares.  The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations, Dividends and Other Issuances.  If at any time before the expiration of this Warrant (x) the outstanding Shares are subdivided, by split-up or otherwise, or any additional Shares are issued as a dividend or otherwise (including any deemed dividend or distribution pursuant to Section 6(b)), then on the effective date of such subdivision or issuance, the number of Shares issuable on the exercise of this Warrant shall forthwith be increased in proportion to such increase in outstanding Shares or (y) the number of outstanding Shares is decreased by a consolidation, combination, reverse share split or reclassification of the

Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Shares issuable on exercise of each Warrant shall forthwith be decreased in proportion to such decrease in outstanding Shares.  Whenever the number of Shares purchasable upon the exercise of this Warrant is adjusted as provided herein, the Exercise Price shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Shares purchasable upon the exercise of this Warrant immediately prior to such adjustment, and (y) the denominator of which shall be the number of Shares or other securities so purchasable immediately thereafter, such that the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Rights Offerings. An offering of rights, options, securities or other instruments convertible into Shares, or other similar offering to holders of Shares entitling holders to purchase Shares at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of Shares equal to the product of (i) the number of Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Shares) multiplied by (ii) one (1) minus the quotient of (x) the aggregate price per Share payable for such offering divided by (y) the Fair Market Value. For purposes of this Section 6(b), (i) if the rights offering is for securities convertible into or exercisable for the Shares, in determining the price payable for the Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Shares trade on the applicable exchange or in the applicable market, regular way, with the right to receive such rights.

(c) Reclassification, Reorganization and Consolidation.  In case of any reclassification, capital reorganization, or change in the capital stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 6(a) above), or in the case of any merger, consolidation or other business combination of the Company with or into another Person (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another Person of the assets or other property of the Company as an entirety or substantially as an entirety, the Holder of this Warrant shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Holder of this Warrant would have received if such Holder had exercised this Warrant immediately prior to such event (the “Alternative Issuance” ); provided,  however, that (i) if the holders of the Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be [the weighted average of the kind and amount received per share by the holders of the Shares in such consolidation or merger that affirmatively make such election], and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Shares under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the Holder of this Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such Holder would actually have been entitled as a stockholder if the Holder of this Warrant had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Shares held by such Holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 6.  For purposes of this Section 6(c), “Person” means any corporation, limited liability company, partnership, joint venture, trust, or any other entity or organization of any kind.

(d) Special Distributions.  In case the Company shall declare a dividend or make any other distribution (excluding dividends payable in Shares and other dividends or distributions referred to in Section 6(a), including, without limitation, in cash, property or assets, to holders of Shares (a “Special Distribution”), then the board of directors of the Company shall make provision so that upon the exercise of this Warrant, the Holder of this Warrant shall be entitled to receive such dividend or distribution that the Holder would have received had this Warrant been exercised immediately prior to the record date for such dividend or distribution.  When a Special Distribution is authorized by the board of directors of the Company to be made, the Company shall promptly notify the Holder of this Warrant of such event in writing and the dividend or other distribution that the Holder of this Warrant are entitled to receive.

(e) Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 6 are strictly applicable, but which would require an adjustment to the terms of this Warrant in order to (i) avoid an adverse impact on this Warrant and (ii) effectuate the intent and purpose of this Section 6, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 6 and, if such firm determines that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

(f) Notice of Adjustment.  When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder in writing of the adjustment and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant and provide the Holder with a certificate of its [Chief Financial Officer] setting forth the adjustment and the facts upon which the adjustment is based.  The Company shall, upon written request, furnish the Holder a certificate setting forth the Exercise Price in effect upon the date thereof and the series of adjustments leading to such Exercise Price.

7. No Fractional Shares or Script.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

8. Representations of the Company. The Company represents and warrants to the Holder as follows:

(a) The Company has been duly formed, and is validly existing in good standing, under the laws of the State of Delaware.  The Company has the requisite corporate power and authority to enter into and perform this Warrant, to own and operate its properties and assets and to carry on its business as currently conducted and as presently proposed to be conducted.  The Company is duly qualified to do business as a foreign company and is in good standing in all jurisdictions in which it is required to be qualified to do business as the Company’s business is currently conducted and as presently proposed to be conducted by the Company, except for jurisdictions in which failure to so qualify would not have a material adverse effect on the business and operations of the Company taken as a whole.

(b) All corporate actions on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution, delivery of, and the performance of all obligations of the Company under this Warrant and (ii) the authorization, issuance, reservation for issuance and delivery of this Warrant and all of the Common Stock to allow for the exercise of this Warrant.

(c) This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.  All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein, the Company’s governing documents and in any documents relating to the Shares, each as may be amended from time to time, and all such securities will be issued in compliance with all applicable federal and state securities laws.

(d) The Company is not in violation or default in any material respect of any provisions of the Company’s Certificate of Incorporation or Amended and Restated Bylaws of the Corporation, both as amended to date, and the Company is in compliance in all material respects with all applicable statutes, laws, regulations and executive orders of the United States of America and all states, foreign countries or other governmental bodies and agencies having jurisdiction over the Company’s business or properties.  The Company has not received any notice of any violation of any such statute, law, regulation or order which has not been remedied prior to the date hereof.  The execution, delivery and performance of this Warrant will not result in any such violation or default, or be in conflict with or result in a violation or breach of, with or without the passage of time or the giving of notice or both, the Company’s Certificate of Incorporation, any judgment, order or decree of any court or arbitrator to which the Company is a party or is subject, any material agreement or instrument by which it is bound or to which its properties or assets are subject or a violation of any statute, law, regulation or order, or an event which results in the creation of any lien, charge or encumbrance upon any asset of the Company.

9. Representations and Warranties by the Holder. The Holder represents and warrants to the Company as follows:

(a) This Warrant and the Shares issuable upon exercise thereof are being acquired for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).  Upon exercise of this Warrant, the Holder shall, if so requested by the Company, confirm in writing, in a form satisfactory to the Company, that the securities issuable upon exercise of this Warrant are being acquired for investment and not with a view toward distribution or resale.

(b) The Holder understands that the Warrant and the Shares have not been registered under the Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act pursuant to Regulation D thereof, and that they must be held by the Holder indefinitely, and that the Holder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Act or is exempted from such registration.

(c) The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of this Warrant and the Shares purchasable pursuant to the terms of this Warrant and of protecting its interests in connection therewith.

(d) The Holder is able to bear the economic risk of the purchase of the Shares pursuant to the terms of this Warrant.
(e) The Holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

10. Restrictive Legend.  Until such time as the Shares issued upon the conversion of this Warrant have been sold pursuant to an effective registration statement under the Act, or Shares issued upon the exercise of this Warrant are eligible for resale pursuant to Rule 144 promulgated under the Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate issued with respect to Shares issued upon the exercise of this Warrant will bear a legend in substantially the following form:

THE SECURITIES EVIDENCED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO

AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LAWS.

In connection with a transfer of Shares issued upon the exercise of this Warrant in reliance on Rule 144 promulgated under the Act, the Holder or its broker shall deliver to the Company a broker representation letter providing to the Company any information the Company reasonably deems necessary to determine that such sale is made in compliance with Rule 144 promulgated under the Act, including, as may be appropriate, a certification that such Holder is not an affiliate of the Company (as defined in Rule 144 promulgated under the Act) and a certification as to the length of time the applicable equity interests have been held. Upon receipt of such representation letter, the Company shall promptly remove the restrictive legend on Shares, and the Company shall bear all costs associated with the removal of such legend from Shares.  At such time as Shares issued upon the conversion of this Warrant (A) have been sold pursuant to an effective registration statement under the Act, (B) have been held by the Holder for more than one year where the Holder is not, and has not been in the preceding three months, an affiliate of the Company (as defined in Rule 144 promulgated under the Securities Act), or (C) no longer require such restrictive legend on Shares, as set forth in an opinion of counsel reasonably satisfactory to the Company, if the restrictive legend is still in place, the Company agrees, upon request of such Holder, to take all steps necessary to promptly effect the removal of such legend, and the Company shall bear all costs associated with such removal of such legend.  The Company shall cooperate with the Holder to effect the removal of such legend from Shares at any time such legend is no longer appropriate.

11. Limitation on Transferability of this Warrant. THIS WARRANT IS NOT TRANSFERRABLE, EXCEPT TO AFFILIATES OF THE INVESTOR.

12. Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form or the provision of reasonable security by the Holder to the Company and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 6(f)) representing the right to purchase the Shares then underlying this Warrant.

13. Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company together with all applicable transfer taxes, for a new Warrant or Warrants (in accordance with Section 14) representing in the aggregate the right to purchase the number of Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Shares as is designated by the Holder at the time of such surrender; provided,  however, that the

Company shall not be required to issue Warrants for fractional shares of Common Stock hereunder.

14. Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant shall (i) be of like tenor with this Warrant, (ii) represent, as indicated on the face of such new Warrant, the right to purchase the Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 12, the Shares designated by the Holder which, when added to the number of Shares underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Shares then underlying this Warrant), (iii) have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date and (iv) have the same rights and conditions as this Warrant.

15. Rights of Stockholders.  Except as expressly provided herein, no Holder of this Warrant shall be entitled, by virtue of being a Holder, to vote or receive dividends or be deemed a Holder of Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon a Holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

16. Notices.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S.  Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to the Holder, at the Holder’s address as set forth on the Schedule of Holders attached hereto as Exhibit B, and (ii) if to the Company, at the address of its principal corporate offices (attention: [●]), with a copy to Jeffery K. Malonson, King & Spalding LLP, 1100 Louisiana, Suite 4000, Houston, Texas 77002 (which copy shall not be deemed to constitute notice to the Company) or at such other address as a party may designate by ten days advance written notice to the other party pursuant to the provisions above.

17. Governing Law.  This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware.

18. Rights and Obligations Survive Exercise of Warrant.  Unless otherwise provided herein, the rights and obligations of the Company, of the holder of this Warrant and of the holder of the Shares issued upon exercise of this Warrant, shall survive the exercise of this Warrant.

19. Counterparts. This Warrant may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

20. Amendment.  No amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed in writing by each of the parties hereto and each other Holder, if any, to which this Warrant may have been validly transferred pursuant to the terms set forth herein.

21. Severability. This Warrant shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

NEXTDECADE CORPORATION

By:

       [Name:]

       [Title:]

EXHIBIT A

NOTICE OF EXERCISE

To:NextDecade Corporation

3 Waterway Square Place, Suite 400

The Woodlands, Texas 77380

Attention:  [●]

1. The undersigned hereby elects to purchase shares of Common Stock of NextDecade Corporation (the “Shares”) pursuant to the terms of the attached Warrant.

2. The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

3. Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

EXHIBIT B

SCHEDULE OF HOLDERS

[HGC ENTITY]

E-2